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
                                                                                                       Exhibit 12(b)
                  Aon Corporation and Consolidated Subsidiaries
                    Combined With Unconsolidated Subsidiaries
           Computation of Ratio of Earnings to Combined Fixed Charges
                          and Preferred Stock Dividends


                                                    Nine Months
                                                  Ended Sept. 30,                Years Ended December 31,
                                                 -----------------   -----------------------------------------------

(millions except ratios)                          1997      1996      1996      1995      1994      1993      1992(1)
                                                 -------   -------   -------   -------   -------   -------   -------
Income from continuing operations
  before provision for income taxes (2)          $ 344.9   $ 374.9   $ 445.6   $ 458.0   $ 397.0   $ 331.6   $ 179.1


Add back fixed charges:

Interest on indebtedness                            49.3      32.9      44.7      55.5      46.4      42.3      41.9

Interest on ESOP                                     2.8       3.5       4.3       5.3       5.9       6.5       6.9

Portion of rents representative of
  interest factor                                   44.2      20.0      28.6      21.4      28.7      26.1      19.2
                                                 -------   -------   -------   -------   -------   -------   -------

Income as adjusted                               $ 441.2   $ 431.3   $ 523.2   $ 540.2   $ 478.0   $ 406.5   $ 247.1
                                                 =======   =======   =======   =======   =======   =======   =======

Fixed charges and preferred stock dividends:

Interest on indebtedness                         $  49.3   $  32.9   $  44.7   $  55.5   $  46.4   $  42.3   $  41.9

Preferred stock dividends                           63.6      23.2      28.7      37.5      48.4      47.5      20.3
                                                 -------   -------   -------   -------   -------   -------   -------

Interest and dividends                             112.9      56.1      73.4      93.0      94.8      89.8      62.2

Interest on ESOP                                     2.8       3.5       4.3       5.3       5.9       6.5       6.9

Portion of rents representative of
  interest factor                                   44.2      20.0      28.6      21.4      28.7      26.1      19.2
                                                 -------   -------   -------   -------   -------   -------   -------

Total fixed charges and preferred
  stock dividends                                $ 159.9   $  79.6   $ 106.3   $ 119.7   $ 129.4   $ 122.4   $  88.3
                                                 =======   =======   =======   =======   =======   =======   =======

Ratio of earnings to combined fixed
  charges and preferred stock dividends (3)          2.8       5.4       4.9       4.5       3.7       3.3       2.8
                                                 =======   =======   =======   =======   =======   =======   =======

Ratio of earnings to combined fixed
  charges and preferred stock dividends (4)          3.8       5.8       5.8                                     3.8
                                                 =======   =======   =======                                 =======

(1) Income from continuing operations before provision for income taxes excludes the cumulative effect of changes in accounting principles.
(2) Income from continuing operations before provision for income taxes and minority interest includes special charges of $172 million and $30.2 million for nine months ended September 30, 1997 and 1996, respectively, and $90.5 million and $86.5 million in the years ended December 31, 1996 and 1992, respectively.
(3) Included in total fixed charges and preferred stock dividends for the nine months ended September 30, 1997 are $47.6 million of pretax distributions on the 8.205% trust preferred capital securities which are classified as "minority interest" on the condensed consolidated statements of operations.
(4) The calculation of this ratio of earnings to fixed charges reflects the exclusion of special charges from the income from continuing operations before provision for income taxes component for the nine months ended September 30, 1997 and 1996, respectively, and the years ended December 31, 1996 and 1992, respectively.

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